EXECUTIVE EMPLOYMENT AGREEMENT

MICROLOGIX BIOTECH INC.

B.C. Research Building
3650 Wesbrook Mall
Vancouver, British Columbia
Canada  V6S 2L2

PRIVATE AND CONFIDENTIAL

As of (DATE)

(NAME)
(ADDRESS)

Dear (NAME):

Re:

Terms of Employment with
MICROLOGIX BIOTECH INC. (the “Company”)

In consideration of the senior position of (TITLE), which is effective (DATE), the Company is providing you with this Employment Agreement which outlines the terms and conditions of your employment.  The terms and conditions are set out below:

1.

Position and Duties.  You will be employed by and will serve the Company as its (TITLE), having the duties and functions customarily performed by, and have all the responsibilities customary to, a (TITLE), of a corporation engaged in a business similar to that of the Company, including those duties and functions particularly described in Schedule A attached to this Agreement.  You will report to the President and CEO, or to such other person as the President and CEO may direct.  Your duties and functions pertain to the Company and any of its subsidiaries from time to time and may be varied or added to from time to time, but not materially changed, by the President and CEO, at his discretion, exercised reasonably.

2.

Term.  The terms and conditions of this Agreement shall have effect as of and from (DATE) (the “Effective Date”) unless otherwise noted and your employment as (TITLE)  of the Company shall continue until terminated as provided in this Agreement (the “Term of Employment”).

3.

Base Salary.  The Company shall pay you a base salary at the rate of CDN$XXXXXX effective (DATE) (the “Base Salary”), payable semi-monthly, subject to the withholding of all applicable statutory deductions from such Base Salary in respect of the Base Salary and including any taxable benefits received under this Agreement or in respect of your employment.

4.

Annual Review.  The President and CEO shall review your Base Salary annually. This review shall not necessarily result in an increase in your Base Salary and any increase shall be at the discretion of the Board.

5.

Performance Bonus.  At the sole discretion of the Board of Directors in consultation with the President and CEO, you may be provided with a bonus in addition to your base salary and any other compensation to which you may be entitled under this agreement.  Bonuses, if any, will be subject to and governed by the specific terms and conditions established from time to time by the Board of Directors.  The payment of a bonus in any one year does not create an entitlement to a bonus in any other year.

6.

Benefits.  The Company will provide you with access to a health benefits plan.  Eligibility for benefits will be subject to the terms and conditions of the various plans in effect from time to time and in no case will the Company be responsible for the payment of actual benefits.  Health benefits may be changed at the discretion of the Board in consultation with the CEO.  A summary of health benefits currently available is set out in Schedule B to this agreement.

7.

Vacation.  During your employment with the Company under this Agreement, you will be entitled to an annual paid vacation as determined by the Company from time to time. Your current entitlement is 20 days per fiscal year.  The Company reserves the right, acting reasonably, to request that vacations be scheduled so as not to conflict with critical business operations.

8.

Relocation and Reimbursement.  (IF APPLICABLE)

9.

Reimbursement for Expenses.  During your employment under this Agreement the Company shall reimburse you for reasonable traveling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions, such reimbursement to be made in accordance with, and subject to, the policies and/or Guidelines of the Company from time to time.  For all such expenses you will be required to keep proper accounts and to furnish statements, receipts, vouchers and/or other supporting documents to the Company within 30 days after the date the expenses are incurred.

10.

Stock Options.   At the discretion of the Company, you may, from time to time, be granted options to purchase common shares of the Company.  Terms of any option granted to you including the number of shares, purchase price and term of the option will be communicated to you upon granting of the option.

11.

Compliance with Insider Trading Guidelines and Restrictions.  As a result of your position as (TITLE), you are subject to insider trading regulations and restrictions and are required to file insider reports disclosing the grant of any options as well as the purchase and sale of any shares in the capital of the Company.  The Company may from time to time publish trading guidelines and restrictions for its employees, officers and directors as are considered by the Company, in its discretion, prudent and necessary for a publicly listed company.  It is a term of your employment as a senior officer of the Company that you comply with such guidelines and restrictions.

12.

Director’s and Officer’s Liability Insurance.  The Company shall use commercially reasonable efforts to provide and maintain directors’ and officers’ liability insurance coverage and list you under the policies for such insurance arranged by the Company from time to time.

13.

No Other Compensation or Benefits.  You expressly acknowledge and agree that unless otherwise expressly agreed in writing by the Company subsequent to execution of this Agreement by the parties hereto, you shall not be entitled by reason of your employment by the Company or by reason of any termination of such employment, to any remuneration, compensation or benefits other than as expressly set forth in this Agreement and the Change of Control Agreement.

14.

Service to Employer.  During your employment under this Agreement you will:

(a)

well and faithfully serve the Company, at all times act in, and promote, the best interests of the Company, and devote substantially the whole of your working time, attention and energies to the business and affairs of the Company;

(b)

comply with all rules, regulations, guidelines, policies and procedures of the Company; and

(c)

not, without the prior approval of the President and CEO, carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other corporation, firm or person, except as a volunteer for a non-profit organization, for personal investments or a personal holding company, which may include members of your family as shareholders.

15.

Termination By Executive.

(a)

Subject to Section  (Termination Following Change in Control), you may resign as (TITLE) at any time, but only by giving the Company at least 1 month’s prior written notice of the effective date of your resignation.  On the giving of any such notice, the Company shall have the right to elect, in lieu of the notice period, to pay you a lump sum equal to 1 month’s Base Salary, as referred to in Section  (Base Salary) and as adjusted from time to time in accordance with Section  (Annual Review), plus other sums owed for arrears of salary, vacation pay and, if awarded pursuant to Section 5 (Performance Bonus), bonus.

(b)

If the Company elects to pay you such lump sum in lieu of the 1 month notice period, the Company shall, subject to the terms and conditions of any benefit plans in effect from time to time, maintain the benefits and payments set out in Section  (Benefits) of this Agreement for 1 month after the date of your notice, but in all other respects your resignation and the termination of your employment shall be effective immediately upon your receipt of the lump sum.

16.

Termination by the Company Without Cause.

(a)

The Company may terminate your employment as (TITLE) at any time without Cause (as defined below) by giving you written notice of the effective date of such termination and in all respects, except as set out below, your resignation and the termination of your employment will be effective on the date set forth in the notice.

(b)

On the giving of any such notice, the Company shall pay you as follows:

(i)

If the Company terminates your employment as (TITLE) during the first six months of your employment, calculated from the date you began your service with the Company, then the Company shall pay you a lump sum equal to ([range of] “2 WEEKS” TO “6 MONTHS”) Base Salary, as referred to in Section  (Base Salary) and as adjusted from time to time in accordance with Section  (Annual Review), plus other sums owed for arrears of salary, vacation pay and, if granted pursuant to Section 5 (Performance Bonus), bonus;

(ii)

If the Company terminates your employment as (TITLE) during the period after the first six months of your employment and up to and including eighteen months, calculated from the date you began your service with the Company, then the Company shall pay you a lump sum equal to [range of] 6 TO 7 MONTHS Base Salary, as referred to in Section  (Base Salary) and as adjusted from time to time in accordance with Section  (Annual Review), plus other sums owed for arrears of salary, vacation pay and, if granted pursuant to Section 5 (Performance Bonus), bonus;

(iii)

If the Company terminates your employment as (TITLE) after the first 18 months of your employment, calculated from the date you began your service with the Company, then the Company shall pay you a lump sum equal to ([range of] “6 MONTHS’ TO “7 MONTHS”) Base Salary, as referred to in Section  (Base Salary) and as adjusted from time to time in accordance with Section  (Annual Review), plus one additional month of Base Salary and as adjusted from time to time in accordance with Section  (Annual Review), for each full year of service with the Company calculated from the (“EIGHTEEN MONTHS OF SERVICE WITH THE COMPANY” OR “DATE YOU BEGAN YOUR SERVICE WITH THE COMPANY” ) to a total maximum of ([range of] “12 MONTHS’” TO “15 MONTHS’”)  Base Salary, plus other sums owed for arrears of salary, vacation pay and, if granted pursuant to Section 5 (Performance Bonus), bonus.

(c)

To the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Company shall maintain the benefits set out in Section  (Benefits) of this Agreement (the “Maintenance Payments”) for a period equivalent to the amount of notice provided in (b) (i), (ii) or (iii) above.

(d)

If you obtain a new source of remuneration for personal services, whether through an office, new employment, a contract for you to provide consulting or other personal services, a new business or any position analogous to any of the foregoing, the Maintenance Payments shall terminate forthwith on the date of commencement of such office, employment, contract, business or position.

(e)

The payments of Base Salary and benefits set out in this Section 16 shall be in lieu of any applicable notice period.

(f)

In addition, the Company will arrange for you to be provided with such outplacement career counseling services as are reasonable and appropriate, to assist you in seeking new executive level employment.

(g)

You shall not be required to mitigate the amount of any payment provided for in this Section 16 by seeking other employment or otherwise, nor will any sums actually received from other employment or otherwise be deducted.

17.

Termination by the Company for Cause.  Notwithstanding Section 15 (Termination by Executive), Section 16 (Termination by the Company Without Cause) or Section 18 (Termination Following Change in Control), the Company may terminate your employment as (TITLE) of the Company for Cause at any time without any notice, severance or other payments. In this Agreement, “Cause” shall include, but not be limited to, the following:

(a)

the commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Company or its employees or the Company’s customers or suppliers;

(b)

your entering of a guilty plea or conviction for any crime involving fraud, misrepresentation or breach of trust, or for any serious criminal offence that impacts adversely on the Company; or

(c)

any other matter constituting just cause at common law,

any of which shall entitle the Company to terminate your employment under this Section 17.

18.

Termination Following Change in Control.  Concurrently with execution and delivery of this Agreement, you and the Company shall enter into a “Change in Control Agreement” in the form attached hereto as Schedule C setting out the compensation provisions to be applicable in the event of the termination of your employment as (TITLE) of the Company in certain circumstances following a “Change in Control” of the Company (as defined in the Change in Control Agreement).

19.

No Additional Compensation upon Termination.  It is agreed that neither you nor the Company shall, as a result of the termination of your employment, be entitled to any notice, fee, salary, bonus, severance or other payments, benefits or damages arising by virtue of, or in any way relating to, your employment or any other relationship with the Company (including the termination of such employment or relationship) in excess of what is specified or provided for in Section  (Termination by Executive), Section 16 (Termination by the Company Without Cause), Section 17 (Termination by the Company for Cause), or Section  (Termination Following Change in Control), whichever is applicable.  Payment of any amount whatsoever pursuant to Section 15 (Termination by Executive), Section 16 (Termination by the Company Without Cause), Section 17 (Termination by the Company for Cause), or Section 18 (Termination Following Change in Control) shall be subject to the withholding of all applicable statutory deductions by the Company.

20.

Confidentiality and Assignment of Inventions.  You will continue to be bound by the Confidentiality Agreement and Assignment of Inventions that you signed on (DATE) (the “Confidentiality Agreement”).  You agree to hereby waive in whole all moral rights and agree never to assert any moral rights which you have in your Work Product (as defined in the Confidentiality Agreement), including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product in any context and in connection with any product, service, cause or institution and you further confirm that the Company may use or alter any such Work Product as the Company sees fits in its absolute discretion.

21.

Disclosure of Conflicts of Interest.  During your employment with the Company, you will promptly, fully and frankly disclose to the Company in writing:

(a)

the nature and extent of any interest you or your Associates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any subsidiary or affiliate of the Company;

(b)

every office you may hold or acquire, and every property you or your Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or your duties and obligations under this Agreement; and

(c)

the nature and extent of any conflict referred to in clause  above.

In this Agreement, the expression “Associate” shall include all those persons and entities that are included within the definition or meaning of “associate” as set forth in Section 1(1) of the Company Act (British Columbia), as amended, or any successor legislation of similar force and effect, and shall also include your spouse, children, parents, brothers and sisters.

22.

Avoidance of Conflicts of Interest.  You acknowledge that it is the policy of the Company that all interests and conflicts of the sort described in Section 21 (Disclosure of Conflicts of Interest) be avoided, and you agree to comply with all policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 21 (Disclosure of Conflicts of Interest).  During your employment with the Company, without the approval of the President and CEO, in his sole discretion, you shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you or your Associates have not entered into any such agreement, arrangement or understanding.

23.

Provisions Reasonable.  It is acknowledged and agreed that:

(a)

both before and since the Effective Date the Company has operated and competed and will operate and compete in a global market, with respect to the business of the Company set out in Schedule D attached hereto (the “Business”);

(b)

competitors of the Company and the Business are located in countries around the world;

(c)

in order to protect the Company adequately, any enjoinder of competition would have to apply world wide;

(d)

during the course of your employment by the Company, both before and after the Effective Date, on behalf of the Company, you have acquired and will acquire knowledge of, and you have come into contact with, initiated and established relationships with and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Company, and that in some circumstances you have been or may well become the senior or sole representative of the Company dealing with such persons; and

(e)

in light of the foregoing, the provisions of Section 24 (Restrictive Covenant) below are reasonable and necessary for the proper protection of the business, property and goodwill of the Company and the Business.

24.

Restrictive Covenant.  You agree that you will not, either alone or in partnership or in conjunction with any person, firm, company, corporation, syndicate, association or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly, for the Term of Employment and continuing for twelve months from the termination of your employment, regardless of the reason for such termination:

(a)

carry on or be engaged in, concerned with or interested in, or advise, invest in or give financial assistance to, any business, enterprise or undertaking that:

(i)

is involved in the Business or in the sale, distribution, development or supply of any product or service that is competitive with the Business or any product or service of the Business; or

(ii)

competes with the Company with respect to any aspect of the Business;

provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

(b)

solicit, agree to be employed by, or agree to provide services to any person, firm, corporation or other entity that was a client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, or licensee of the Company during the time of your employment with the Company, whether before or after the Effective Date, for any business purpose that is competitive with the Business or any product or service of the Business; or divert, entice or take away from the Company or attempt to do so or solicit for the purpose of doing so, any business of the Company, or any person, firm, corporation or other entity that was an employee, client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Company during the time of your employment with the Company, whether before or after the Effective Date.

25.

Remedies.  You acknowledge and agree that any breach or threatened breach of any of the provisions of Section 11 (Compliance with Insider Trading and Guidelines and Restrictions), Section 14 (Service to Employer), Section 20 (Confidentiality and Assignment Inventions), Section 21 (Disclosure of Conflicts of Interest), Section 22 (Avoidance of Conflicts of Interest) or Section 24 (Restrictive Covenant) could cause irreparable damage to the Company or its partners, subsidiaries or affiliates, that such harm could not be adequately compensated by the Company’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Company shall have the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Company specified in this Section 25 are in addition to and not in substitution for any rights or remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Company may have recourse to any one or more of its available rights or remedies as it shall see fit.

26.

Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Company. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

27.

Agreement Confidential.   Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.

28.

Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

29.

Exercise of Functions.  The rights of the Company as provided in this Agreement may be exercised on behalf of the Company only by the Board or the President and CEO, or by a committee or person expressly designated for such purposes by the Board.

30.

Entire Agreement.  The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Company. This Agreement supersedes any previous communications, understandings and agreements between you and the Company with respect to the subject matter hereof. It is acknowledged and agreed that this Agreement is mutually beneficial and is entered into for fresh and valuable consideration with the intent that it shall constitute a legally binding agreement.

31.

Further Assurances.  The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

32.

Surviving Obligations.  Your obligations and covenants under Section 20 (Confidentiality and Assignment of Inventions), Section 24 (Restrictive Covenant) and Section 25 (Remedies) shall survive the termination of this Agreement.

33.

Independent Legal Advice.  You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

34.

Notice.  Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the address as set out below:

To (NAME),

c/o Micrologix Biotech Inc.
BC Research Complex
3650 Wesbrook Mall
Vancouver, BC
V6S 2L2

To the Company:

Micrologix Biotech Inc.
B.C. Research Complex
3650 Wesbrook Mall
Vancouver, British Columbia
V6S 2L2

Attention: President and Chief Executive Officer

Any notice delivered shall be deemed to have been given and received on the first business day following the date of delivery.  Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

35.

Severability.  If any provision of this Agreement or any part thereof shall for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid or unenforceable provision or part had never been contained herein.

36.

Waiver.  Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission.  Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

37.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

If you accept and agree to the foregoing, please confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated below and by returning it to us.

You are urged to consider fully all the above terms and conditions and to obtain independent legal advice or any other advice you feel is necessary before you execute this agreement.

Yours truly,

MICROLOGIX BIOTECH INC.

By:  ____________________________

       James M. DeMesa, President and

      Chief Executive Officer

Accepted and agreed to by (NAME) this ______ day of ___________, 2003.

____________________________
(NAME)

SCHEDULE A

DESCRIPTION OF THE DUTIES AND FUNCTIONS
OF THE (TITLE)

POSITION DESCRIPTION

POSITION:

(TITLE)

REPORTS TO:

(TITLE)

POSITION LEVEL:

MEMBER OF LEADERSHIP TEAM

POSITION SUMMARY:

ROLES AND RESPONSIBILITIES:

DESIRED SKILLS & TRAITS:

SCHEDULE B

MICROLOGIX BIOTECH INC.
EXECUTIVE GROUP BENEFITS PLAN

The Executive Group Benefits Plan is provided at the discretion of the Board in consultation with the President and CEO.  The Company pays 100% of the Executive Group Benefits Plan premiums.  Subject to your eligibility and other requirements of the carrier, the Executive Group Benefits Plan includes extended health, vision care, dental, cost plus coverage, group life, dependent life, accidental death and dismemberment, and long term disability benefits.

Executive Group Benefits Plan Summary

Extended Health Benefits

Annual Deductible	$ 75
In province eligible expenditures	100%
Out of province emergency benefits	100%

Dependants to age 21 (age 25 if full-time attendance at school or university, or to any age if handicapped)

Vision care - maximum $250 per 2 calendar year period

Dental Benefits

Basic preventative and restorative	80%
Major restorative	50%
Orthodontics (dependent children only), $1500 per dependent child	50%

Group Life

2 times annual basic earnings to maximum $500,000
Non evidence limit $200,000

Dependent Life

Spouse	$5,000
Dependent Child	$2,500

Accidental Death and Dismemberment

Accidental Death is an amount equal to group life.

Long Term Disability

Monthly Benefit is 66 2/3% of monthly earnings to a maximum of $6,000

Elimination Period is 119 days

Employer pays premium - any benefit received would be taxable

COST PLUS

In addition to your coverage under the provincial Medical Services Plan and the Pacific Blue Cross Executive plan, you also have a Cost Plus benefit. Cost Plus covers medical and dental costs, such as deductibles and those benefits which offer less than 100% coverage, to a maximum of $5,000 per year.  Cost Plus is available to you, your spouse and dependent children but the annual maximum is per family not per individual.

SCHEDULE C

MICROLOGIX BIOTECH INC.

B.C. Research Building

3650 Wesbrook Mall

Vancouver, British Columbia

Canada WS 2L2

 As of (DATE)

(NAME)
(ADDRESS)

Dear (NAME):

Re: Change in Control Agreement

Micrologix Biotech Inc. (the “Company”) considers it essential to the best interests of its members to foster the continuous employment of its senior executive officers. In this regard, the board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its members that appropriate steps should be taken to reinforce and encourage management’s continued attention, dedication and availability to the Company in the event of a Potential Change in Control (as defined in Section ), without being distracted by the uncertainties which can arise from any possible changes in control of the Company.

In order to induce you to agree to remain in the employ of the Company, such agreement evidenced by the employment agreement entered into as of the date of this Agreement between you and the Company (the “Employment Agreement”) and in consideration of your agreement as set forth in Section  below, the Company agrees that you shall receive and you agree to accept the severance and other benefits set forth in this Agreement should your employment with the Company be terminated subsequent to a Change in Control (as defined in Section ) in full satisfaction of any and all claims that now exist or then may exist for remuneration, fees, salary, bonuses or severance arising out of or in connection with your employment by the Company or the termination of your employment:

1.

Term of Agreement.

This Agreement shall be in effect for a term commencing on the Effective Date of the Employment Agreement (as therein defined) and ending on the date of termination of the Employment Agreement.

2.

Definitions.

(a)

“Change in Control” of the Company shall be deemed to have occurred:

(i)

if a merger, amalgamation, arrangement, consolidation, reorganization or transfer takes place in which Equity Securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding Equity Securities are acquired by a person or persons different from the persons holding those Equity Securities immediately prior to such transaction, and the composition of the Board following such transaction is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the transaction, except that no Change in Control will be deemed to occur if such merger, amalgamation, arrangement, consolidation, reorganization or transfer is with any subsidiary or subsidiaries of the Company;

(ii)

if any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding shall acquire or hold, directly or indirectly, 50% or more of the voting rights attached to all outstanding Equity Securities;

(iii)

if any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding shall acquire or hold, directly or indirectly, the right to appoint a majority of the directors of the Company; or

(iv)

if the Company sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change in Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Company.

(b)

“Potential Change in Control” of the Company shall be deemed to have occurred if:

(i)

the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)

any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii)

the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Potential Change in Control of the Company has occurred.

(c)

“Base Salary” shall mean the annual base salary, as referred to in Section 3 (Base Salary), and as adjusted from time to time in accordance with Section 4 (Annual Review), of the Employment Agreement.

(d)

“Bonus” shall mean the bonus referred to in Section 5 (Performance Bonus) of the Employment Agreement.

(e)

“Cause” shall have the meaning set out in Section 17 (Termination by the Company for Cause) of the Employment Agreement.

(f)

“Good Reason” shall mean the occurrence of one or more of the following events, without your express written consent, within 12 months of Change in Control:

(i)

a material change in your status, position, authority or responsibilities that does not represent a promotion from or represents an adverse change from your status, position, authority or responsibilities in effect immediately prior to the Change in Control;

(ii)

a material reduction by the Company, in the aggregate, in your Base Salary, or incentive, retirement, health benefits, bonus or other compensation plans provided to you immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iii)

a failure by the Company to continue in effect any other compensation plan in which you participated immediately prior to the Change in Control (except for reasons of non-insurability), including but not limited to, incentive, retirement and health benefits, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iv)

any request by the Company or any affiliate of the Company that you participate in an unlawful act; or

(v)

any purported termination of your employment by the Company after a Change in Control which is not effected pursuant to a Notice of Termination satisfying the requirements of clause (g) below and for the purposes of this Agreement, no such purported termination shall be effective.

(g)

“Notice of Termination” shall mean a notice, in writing, communicated to the other party in accordance with Section  below, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(h)

“Date of Termination” shall mean, if your employment is terminated, the date specified in the Notice of Termination.

(i)

“Equity Security” in respect of a security of the Company, shall have the meaning ascribed thereto in Part II of the Securities Act (British Columbia), as it existed on the date of this Agreement, and also means any security carrying the right to convert such security into, exchange such security for, or entitling the holder to subscribe for, any equity security, or into or for any such convertible or exchangeable security or security carrying a subscription right.

1.

Potential Change in Control.

You agree that, in the event of a Potential Change in Control of the Company occurring after the Effective Date, and until 12 months after a Change in Control, subject to your right to terminate your employment by issuing and delivering a Notice of Termination for Good Reason, you will continue to diligently carry out your duties and obligations, on the terms set out in the Employment Agreement.

2.

Compensation Upon Termination Following Change in Control.

Subject to compliance by you with Section , upon your employment terminating pursuant to a Notice of Termination within 12 months after a Change in Control, the Company agrees that you shall receive and you agree to accept the following payments in full satisfaction of any and all claims you may have or then may have against the Company, for remuneration, fees, salary, benefits, bonuses or severance, arising out of or in connection with your employment by the Company or the termination of your employment:

(a)

if your employment is terminated by the Company for Cause or by you other than for Good Reason, the terms of the Employment Agreement shall govern and the Company shall have no further obligations to you under this Agreement; and

(b)

if your employment by the Company is terminated by you for Good Reason or by the Company other than for Cause, then you shall be entitled to the payments and benefits provided below:

(i)

subject to the withholding of all applicable statutory deductions, the Company shall pay you a lump sum equal to ([range of] “12 MONTHS’ BASE SALARY” TO “15 MONTHS’ BASE SALARY”), as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review) of the Employment Agreement, plus other sums owed for arrears of salary, vacation pay and if awarded, Bonus;

(ii)

to the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Company shall maintain the benefits and payments set out in Section 6 (Benefits) of the Employment Agreement for a period equivalent to the amount of notice provided in (i) above;

(iii)

the Company shall arrange for you to be provided with such outplacement career counselling services as are reasonable and appropriate, to assist you in seeking new executive level employment; and

(iv)

all incentive stock options granted to you by the Company under any stock option agreement that is entered into between you and the Company and is outstanding at the time of termination of your employment, which incentive stock options have not yet vested, shall immediately vest upon the termination of your employment and shall be fully exercisable by you in accordance with the terms of the agreement or agreements under which such options were granted.

You shall not be required to mitigate the amount of any payment provided for in this Section  by seeking other employment or otherwise.

1.

Binding Agreement.

This Agreement shall enure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, that amount shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

2.

Notices.

Any notice or other communication required or contemplated under, this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the addresses set out below:

To (NAME):

c/o Micrologix Biotech Inc.
BC Research Complex
3650 Wesbrook Mall
Vancouver, BC
V6S 2L2

To the Company:

Micrologix Biotech Inc.
B.C. Research Complex
3650 Wesbrook Mall
Vancouver, British Columbia
Canada V6S 2L2

Attention: President and Chief Executive Officer

Any notice delivered shall be deemed to have been given and received on the first business day following the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail. In such event, the notice shall be effective only if actually delivered.

3.

Modification: Amendments: Entire Agreement.

This Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as set forth in your Employment Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

4.

Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

5.

Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.

No Employment or Service Contract.

Nothing in this Agreement shall confer upon you any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

If the foregoing sets forth our agreement on this matter, kindly sign and return to the Company a copy of this letter.

Yours truly,

MICROLOGIX BIOTECH INC.

By:  ____________________________

       James M. DeMesa, President and

      Chief Executive Officer

Accepted and agreed to by (NAME), this ____ day of ___________, 2003.

(NAME)

SCHEDULE D

BUSINESS OF THE COMPANY

The business of the Company shall mean the business actually carried on by the Company, directly or indirectly, whether under an agreement with or in collaboration with any other party including, but not limited to, actual and anticipated research activities in the fields of chemistry, microbiology, molecular biology, recombinant DNA technology, protein biochemistry peptide synthesis, and development and commercialization of the results of the research through various means, including the development of  anti-bacterials, anti-virals, anti-fungals, and other technologies which the Company could manufacture, market or distribute or have manufactured, marketed or distributed, directly or indirectly, whether under an agreement with or in collaboration with, any other party.